SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                     July 6, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 675 McDonnell Boulevard, St. Louis, MO                      63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued July 1, 1998. The relevant portion of the text of that release was as follows:

MALLINCKRODT TO CLOSE NELLCOR PURITAN BENNETT FACILITIES IN LENEXA,
KANSAS

ST. LOUIS, Missouri, July 1, 1998 - Mallinckrodt Inc. (NYSE:MKG) will close two of its three facilities in Lenexa, Kansas. The facilities employ about 150 people and were part of the former Nellcor Puritan Bennett, the respiratory products firm that Mallinckrodt acquired in August 1997. The closings are expected to be completed by mid-1999 and will result in annual savings of about $4 million.

     One of the facilities, located at 11150 Thompson Avenue, is a research and development site that employs about 100 people. Its primary purpose is to support the design and development of oximetry monitoring equipment, which measures the amount of oxygen being absorbed by a patient's bloodstream. It also supports the design and development of spirometry equipment, which is used to measure lung capacity and efficiency. The research and development activities will be relocated to Mallinckrodt Respiratory Group sites in Pleasanton, California; Carlsbad, California; and St. Charles, Missouri.

     The other Lenexa facility, at 10800 Pflumm, houses about 50 Mallinckrodt employees and supports medical gas distribution systems, which are used within hospitals to move gases from compressors to outlets. This business is being divested, and it is anticipated that the facility will be closed in early 1999.

     Lenexa will continue to serve as the operating center for Mallinckrodt's medical gas business, which supports a system of 32 gas branches and four nitrous oxide manufacturing facilities across the country.

     "Our Lenexa employees have made a valuable contribution to respiratory care over the years," said John Q. Hesemann, president of Mallinckrodt's Respiratory Group. "We need to take the actions we are announcing today to improve the efficiency of Mallinckrodt. However, we appreciate the work of our Lenexa employees, and we will offer many of them the opportunity to relocate. For those employees whose jobs are being eliminated, we will provide a number of services to assist them and their families during this difficult time of transition."

     Since the acquisition of Nellcor Puritan Bennett, Mallinckrodt also has been moving support functions in such areas as finance, accounting and information systems from Lenexa to Chesterfield, Missouri. These moves are nearly complete.

     Based in St. Louis, Mo., Mallinckrodt Inc. has three healthcare product groups - Imaging, Pharmaceuticals and Respiratory. The company operates in more than 100 countries and had fiscal 1997 net sales of $1.9 billion. The Mallinckrodt web site address is (www.mallinckrodt.com).

                                 # # #

Mallinckrodt Inc.


ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  July 6, 1998